February 15, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

1.
We have read Item 77K of Wright Total Return Bond Fund and Wright Current Income Fund’s (collectively, the “Funds”) Form N-SAR expected to be filed on or about February 28, 2011, and we agree with the statements made therein.

2.	We have no basis on which to agree or disagree with the statements made in the last sentence of the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Boston, Massachusetts